Exhibit 99.1

                    Sono-Tek Announces Its Annual Earnings -
                    Eleventh Consecutive Profitable Quarter


    MILTON, N.Y., May 17 /PRNewswire-FirstCall/ -- Sono-Tek Corporation (OTC Bulletin Board: SOTK) today announced sales of $3,501,594 for the year ended February 29, 2004 compared to $3,157,756 for the same period of last year, an increase of 11% or $343,838. For the three months ended February 29, 2004 the Company reported sales of $1,106,592 compared to sales of $923,729 for the same period of last year, an increase of 20% or $182,863. The increases in sales are due to rebound of the electronics market that the Company serves as well as diversification of the Company's product lines over the last two and one half years to include applications in the medical and nanotechnology areas. For the year ended February 29, 2004, the Company had operating income of $359,504 compared to $241,301 last year. For the year ended February 29, 2004, the Company had net income of $785,229 (which included a $585,000 tax benefit due to the recognition of a deferred tax asset) as compared to $120,956 last year. The Diluted earnings per share increased from $.01 for the year ended February 28, 2003 to $.07 for the year ended February 29, 2004.

    The Company's balance sheet is greatly improved from last year at this time with working capital at $786,459 at February 29, 2004 up from working capital of $527,085 last year, liabilities have been reduced from $2,074,807 at February 28, 2003 to $1,898,247 at February 29, 2004, and shareholders' equity improved markedly with a consolidated equity of $586,847 at February 29, 2004, up from an equity deficiency of $639,453 at February 28, 2003. The most significant factors in this change are improving operating income, exercise of warrants and stock options, conversion of debt to equity by several noteholders and the recognition of a net tax asset relating to net operating loss carryforwards.

    According to Dr. Christopher L. Coccio, Sono-Tek's CEO and President, "We have noted a resurgence in new business prospects during the last two quarters, particularly in the electronics markets with new orders for the Company's latest solder flux application system, the SonoFlux 2000F. We have sold many systems specifically designed for applying anti-restenosis drug coatings to arterial stents. Customers in the nanotechnology field continue to use our ultrasonic nozzle systems to apply nanophase liquids to their products and we are optimistic about additional opportunities in this growing business area. We are continuing to develop coating systems for medical device customers and other customers in a diverse range of industries from food processing to plate glass manufacturing."

    For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com.


    Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality, and reliability.


    This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.



                             Sono-Tek Corporation

                           Selected Financial Data

                                                  Year Ended
                                       February 29,        February 28,
                                            2004                2003

     Net Sales                          $3,501,594         $3,157,756

     Operating Income                     $359,504           $241,301

     Net Income                           $785,229           $120,956

     Basic Earnings per Share                $0.08              $0.01

     Diluted Earnings per Share              $0.07              $0.01

     Weighted Average Shares - Basic     9,248,175          9,152,401

     Weighted Average Shares - Diluted  11,414,584         10,265,644



SOURCE  Sono-Tek Corporation
    -0-                             05/17/2004
    /CONTACT:  Dr. Christopher L. Coccio of Sono-Tek Corporation,
+1-845-795-2020/
    /Web site:  http://www.sono-tek.com/
    (SOTK)

CO:  Sono-Tek Corporation
ST:  New York
IN:  CPR MTC HEA OTC
SU:  ERN